UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2015

Eagle Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36306	20-8179278
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

50 Tice Boulevard, Suite 315 Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 326-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Exclusive License Agreement

On February 13, 2015, Eagle Pharmaceuticals, Inc. (the “Company”), entered into an exclusive license agreement (the “License”) with Cephalon, Inc., a wholly-owned subsidiary of Teva Pharmaceutical Industries Ltd. (“Teva”), for U.S. and Canadian rights to the Company’s bendamustine hydrochloride (HCl) rapid infusion product for treatment of patients with chronic lymphocytic leukemia and patients with indolent B-cell non-Hodgkin lymphoma. Under the License, the Company will be responsible for obtaining and maintaining all U.S. regulatory approvals and conducting post-approval clinical studies.  Teva will be responsible for all U.S. commercial activities for the product including promotion and distribution, and is committed to specified minimum promotional and detailing efforts in connection with the commercialization of the product. In addition, Teva will, in consultation with the Company, be responsible for the prosecution, maintenance and enforcement of patents covering the product.  The Company and Teva may subsequently agree to expand the development and commercialization of the product into Canada. Under the terms of the License, the Company will receive an upfront cash payment of $30.0 million, and is eligible to receive up to $90.0 million in additional milestone payments.  In addition, the Company will receive double digit royalty payments on net sales of the product, assuming FDA approval.  In connection with the License, the Company and Teva will enter into an interim supply agreement, pursuant to which the Company will be responsible for supplying product to Teva for a specified period while Teva or a third party second-source supplier is qualified.

The License may be terminated by either party for the other party’s breach or bankruptcy. Teva may terminate the License for the Company’s failure to meet specific diligence standards in connection with obtaining regulatory approval for the product, in which case, the Company will be required to make a one-time termination payment to Teva, or for safety concerns or convenience. The Company may terminate the License if, by a specified date, certain milestones for the product have not been obtained or achieved and certain generic bendamustine products are launched in the U.S., provided that upon such termination, the Company will be required to make a one-time termination payment to Teva. The Company may also terminate the License if Teva challenges the Company’s patents on the product or the Company’s ready-to-dilute product. Rights to the product revert to the Company upon a termination.

Settlement Agreement

In connection with the entry into the License, on February 13, 2015 the Company and Cephalon entered into a settlement agreement (the “Settlement Agreement”), pursuant to which the parties agreed to settle the pending patent infringement claims against each other regarding Teva’s US Patent No. 8,791,270. In addition, under the Settlement Agreement, Teva granted the Company a non-exclusive, royalty-bearing license to market the Company’s bendamustine ready-to-dilute product in the U.S. after May 1, 2016.

The foregoing descriptions of the License and the Settlement Agreement are only summaries and are qualified in their entirety by reference to the respective agreement. The Company intends to file copies of the License and the Settlement Agreement as exhibits to its Quarterly Report on Form 10-Q for its fiscal quarter ending March 31, 2015, or as exhibits to an amendment to this Current Report on Form 8-K, portions of which will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, for certain portions of the License and the Settlement Agreement. The omitted material will be included in the request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eagle Pharmaceuticals, Inc.

Dated: February 20, 2015	By:	/s/ Scott Tarriff
Scott Tarriff
President and Chief Executive Officer